Exhibit 99.1

Gevo Reports Third Quarter 2015 Financial Results

- Company to Host Conference Call Today at 4:30 EST/2:30 MST -

•	Reports EPS of ($0.39) for the third quarter

•	Ended the third quarter with cash and cash equivalents of $16.2 million

•	Reports revenue of $8.0 million

ENGLEWOOD, Colo. – November 5, 2015 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended September 30, 2015. Key highlights for the quarter included:

•	Gevo settled the long-running patent dispute with Butamax, which removed uncertainty in the business by eliminating all lawsuits and patent office conflicts between Butamax and Gevo. Gevo retained the right to access all markets, and the settlement is expected to result in more than $7.5 million in SG&A savings annually for the company. The settlement did not involve any transfer of money.

•	Based on the clarity provided by the resolution of the lawsuits, and based on the most recent results of the isobutanol fermentation campaigns conducted at the company’s production plant in Luverne, Minn, Gevo announced its near-term plan to deploy capital in an effort to significantly lower the cost of production of isobutanol at the Luverne plant. This is expected to enable Gevo to produce isobutanol at a positive contribution margin, allowing Gevo to boost isobutanol production without increasing Gevo’s cash burn rate. Gevo expects to be able to produce isobutanol on a continuous basis in 2016 at approximately a 1.5 million gallon per year rate, while concurrently producing ethanol at a rate of over 15 million gallons per year. This capital project is anticipated to be complete in the first or second quarter of 2016.

•

The markets for isobutanol and its downstream hydrocarbon products continue to develop. Isobutanol was successfully launched at retail pumps for both the marine and off-road markets in the third quarter of 2015. Yesterday, Gevo also announced a new collaboration with ValvTect, to access ValvTect’s network of over 700 marinas in the U.S. Gevo expects the marina and off-road gasoline markets will be attractive drop-in isobutanol markets as production volumes ramp up at Luverne. Isooctane, derived from isobutanol produced at Gevo’s plant in Silsbee, Texas, is seeing significant demand from companies in Europe, as evidenced by Gevo’s recent sales agreement with BCD Chemie, a subsidiary of Brenntag AG. Gevo continues to work through the ASTM process for its alcohol-to-jet (ATJ) product. The technical work has been completed and there appear to be no known issues. The approval of Gevo’s ATJ has been put to ballot at the committee level. Once this vote is complete, the full ASTM body will vote, with a final approval now expected in early 2016.

“In many ways this third quarter was the most significant in the history of Gevo. We achieved a favorable settlement with Butamax. That settlement created the clarity we needed to accelerate moving forward with the building of our business. The markets for our products remain attractive, and we look forward to bringing additional gallons of isobutanol on-line,” said Dr. Patrick Gruber, Chief Executive Officer.

Financial Highlights

Revenues for the third quarter of 2015 were $8.0 million compared with $10.1 million in the same period in 2014. During the third quarter of 2015, revenues derived at the Luverne plant were $7.6 million, a decrease of $1.6 million from the same period in 2014. This decrease was primarily a result of lower ethanol prices.

During the third quarter of 2015, hydrocarbon revenues were $0.2 million, a decrease of $0.6 million from the same period in 2014. This decrease was primarily a result of a temporary halt in production at Gevo’s demonstration plant located in Silsbee, Texas, while the contract with South Hampton Resources Inc., the operator of the plant, was being renegotiated.

Gevo also continued to generate revenue of $0.3 million during the third quarter of 2015 associated with ongoing research agreements.

Cost of goods sold decreased by $1.1 million during the three months ended September 30, 2015, compared with the same quarter in 2014, due primarily to decreases in repairs and maintenance of $0.4 million, as well as a decrease in other production costs at the Luverne plant.

Gross loss was $2.6 million for the three months ended September 30, 2015. After deducting $1.4 million of depreciation expense, the non-GAAP cash gross loss was $1.2 million for the third quarter of 2015.

Research and development expense decreased by $2.2 million during the three months ended September 30, 2015, compared with the same quarter in 2014, due primarily to a $1.2 million decrease in employee-related, consultant and contract staff expenses, a $0.6 million decrease in costs related to the South Hampton facility as a result of a temporary halt in production at the facility, and a $0.3 million decrease in lab consumables.

Selling, general and administrative expense increased $1.6 million during the three months ended September 30, 2015, compared with the same quarter in 2014, due primarily to increases of $1.3 million in legal expenses incurred as a result of preparing for a possible trial in August 2015, and $0.3 million in employee related stock compensation expenses.

Loss from operations in the third quarter of 2015 was $9.3 million, compared with $8.9 million in the same quarter in 2014.

Interest expense in the third quarter of 2015 was $2.1 million, compared with $2.6 million a year ago. The decrease was primarily the result of debt issue costs associated with the convertible notes purchased by Whitebox in June of 2014 (2017 Notes).

During the three months ended September 30, 2015 the estimated fair value of the derivative warrant liability decreased by $4.7 million primarily associated with the decrease in the price of Gevo’s common stock in the quarter.

The Company also incurred a non-cash gain of $0.2 million during the quarter due to the quarterly mark-to-market valuation of the 2017 Notes.

During the three months ended September 30, 2015, there was no change in the value to the embedded derivatives in the convertible notes issued in 2012 (2022 Notes), as the derivatives have had no meaningful value since the third quarter of 2014.

No holders of 2022 Notes converted any notes during the three months ended September 30, 2015.

The net loss for the third quarter of 2015 was $6.5 million, compared with a net loss of $0.9 million during the same period in 2014.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, and Mike Willis, Chief Financial Officer. They will review the company’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 41000558. A replay of the call and webcast will be available two hours after the conference call concludes on November 5. To access the replay, please dial 1(888) 843-7419 (inside the US) or 1 (630) 652-3042 (outside the US) and reference the access code 41000558. The archived webcast will be available until Midnight EDT on December 4, 2015, in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minn. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water. For more information please visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to expected future cost savings resulting from the Butamax settlement, the timing and results of the planned capital deployment at the Luverne plant, future isobutanol and ethanol production rates, the future market for isobutanol, ethanol and their derivatives, including hydrocarbon products, the future demand for the licensing of Gevo’s isobutanol technology, the receipt and timing of ASTM certification and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2014, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Limitations in relying on non-GAAP financial measures include, but are not limited to, the fact that other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative tool.

Reverse Stock Split

On April 15, 2015, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-fifteen. This reverse stock split became effective on April 20, 2015 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue and cost of goods sold
Ethanol sales and related products, net	$7,551	$9,197	$20,604	$14,719
Hydrocarbon revenue	192	778	1,449	3,426
Grant and other revenue	274	166	787	620

Total revenues	8,017	10,141	22,840	18,765

Cost of goods sold	10,629	11,760	29,761	24,709

Gross loss	(2,612)	(1,619)	(6,921)	(5,944)

Operating expenses
Research and development	1,527	3,723	5,014	11,414
Selling, general and administrative	5,135	3,570	13,406	13,508

Total operating expenses	6,662	7,293	18,420	24,922

Loss from operations	(9,274)	(8,912)	(25,341)	(30,866)

Other income (expense)
Interest expense	(2,121)	(2,017)	(6,186)	(6,227)
Interest expense - debt issue costs	—	(581)	—	(3,766)
Gain on conversion of debt	—	—	285	—
Gain on extinguishment of warrant liability	—	—	1,775	—
Gain from change in fair value of embedded derivatives of the 2022 Notes	—	726	—	3,470
Gain from change in fair value of the 2017 Notes	157	5,673	3,582	544
Gain (loss) from change in fair value of derivative warrant liability	4,719	4,173	(2,361)	6,772
Other income	—	—	14	7

Total other income (expense)	2,755	7,974	(2,891)	800

Net loss	$(6,519)	$(938)	$(28,232)	$(30,066)

Net loss per share attributable to Gevo, Inc.
common stockholders - basic and diluted	$(0.39)	$(0.01)	$(2.22)	$(0.40)

Weighted-average number of common shares
outstanding - basic and diluted	16,688,632	5,808,079	12,700,844	4,956,994

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$16,203	$6,359
Accounts receivable	1,134	2,361
Inventories	2,703	4,292
Prepaid expenses and other current assets	618	732

Total current assets	20,658	13,744

Property, plant and equipment, net	76,505	81,240
Deposits and other assets	3,790	3,944

Total assets	$100,953	$98,928

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$6,811	$8,623
Derivative warrant liability	3,395	3,114
Current portion of secured debt, net	320	288

Total current liabilities	10,526	12,025
Long-term portion secured debt, net	22,120	25,945
Convertible notes, net	15,242	13,679
Other long-term liabilities	147	315

Total liabilities	48,035	51,964

Total stockholders’ equity	52,918	46,964

Total liabilities and stockholders’ equity	$100,953	$98,928

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2015	2014
Operating Activities
Net loss	$(28,232)	$(30,066)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss from change in fair value of derivative warrant liability	2,361	(6,772)
Gain from change in fair value of embedded derivative of the 2022 Notes	—	(3,470)
Gain from change in fair value of the 2017 Notes	(3,582)	(544)
Gain on conversion of debt	(285)	—
Gain on extinguishment of warrant liability	(1,775)	—
Stock-based compensation	1,953	2,362
Depreciation and amortization	4,897	3,214
Non-cash interest expense	2,740	6,374
Changes in operating assets and liabilities:
Accounts receivable	1,227	(685)
Inventories	1,589	(446)
Prepaid expenses and other current assets	114	302
Accounts payable, accrued expenses, and long-term liabilities	(2,019)	(2,875)

Net cash used in operating activities	(21,012)	(32,606)

Investing Activities
Acquisitions of property, plant and equipment	(271)	(4,553)
Proceeds from sales tax refund for property, plant and equipment	144	—
Restricted certificate of deposit	—	(2,611)

Net cash used in investing activities	(127)	(7,164)

Financing Activities
Payments on secured debt	(236)	(9,720)
Debt and equity offering costs	(2,785)	(5,051)
Proceeds from issuance of common stock upon exercise of stock options and employee purchase plan	3	19
Proceeds from issuance of common stock and common stock units	23,850	18,000
Proceeds from exercise of warrants	10,151	—
Proceeds from issuance of convertible debt	—	25,907

Net cash provided by financing activities	30,983	29,155

Net increase (decrease) in cash and cash equivalents	9,844	(10,615)

Cash and cash equivalents
Beginning of period	6,359	24,625

Ending of period	$16,203	$14,010

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(3,165)	$(2,779)	$(9,568)	$(10,900)
Depreciation and amortization	1,420	1,374	4,288	2,498
Non-cash stock-based compensation	31	5	29	74

Non-GAAP loss from operations	$(1,714)	$(1,400)	$(5,251)	$(8,328)

Gevo, Inc.
Loss from operations	$(6,109)	$(6,133)	$(15,773)	$(19,966)
Depreciation and amortization	196	236	609	716
Non-cash stock-based compensation	1,224	854	1,924	2,288

Non-GAAP loss from operations	$(4,689)	$(5,043)	$(13,240)	$(16,962)

Gevo Consolidated
Loss from operations	$(9,274)	$(8,912)	$(25,341)	$(30,866)
Depreciation and amortization	1,616	1,610	4,897	3,214
Non-cash stock-based compensation	1,255	859	1,953	2,362

Non-GAAP loss from operations	$(6,403)	$(6,443)	$(18,491)	$(25,290)

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Media Contact

Karen Freedman / David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Mike Willis

Gevo, Inc.

+1 720-267-8636

mwillis@gevo.com